Exhibit 10.1(a)

FOURTH AMENDMENT TO THE
CENTURYTEL DOLLARS & SENSE 401(K) PLAN
 AS AMENDED AND RESTATED
EFFECTIVE DECEMBER 31, 2006

WHEREAS, the CenturyTel Dollars & Sense 401(k) Plan (“Plan”) was amended and restated by CenturyTel, Inc. (the “Company”) effective December 31, 2006;

WHEREAS, the Company expects to acquire Embarq Corporation (“Embarq”) in a transaction expected to close in the second quarter of 2009 (the “Transaction”);

WHEREAS, the Company intends to keep employees of the Company on the Company’s benefit plans until combined plans for Company and Embarq are effective, and intends to exclude from the CenturyTel plans non-union employees who worked for Embarq prior to the Transaction, but who transfer to a CenturyTel location after the Transaction;

WHEREAS, the Company wishes to clarify the indemnification provisions in the Plan regarding officers, directors, and employees who serve as fiduciaries of the Plan; and

WHEREAS, the Company reserved the right to amend the Plan in Section 14.2 of the Plan.

NOW, THEREFORE, the Company, represented herein by its Senior Vice-President, General Counsel and Secretary, Stacey W. Goff, as Plan Sponsor and Employer, does hereby execute the following amendments to the CenturyTel Dollars & Sense 401(k) Plan and Trust (“Plan”), effective as of the execution date shown below, unless otherwise indicated:

1.           Section 1.18 of the Plan, Employee, is amended by adding the following paragraph at the end:

The term Employee shall not include any individual who, as of the effective date of the acquisition of Embarq Corporation (“Embarq”) by the Company, was a common law employee of Embarq, but who transfers to a work location of an Employer after such acquisition, if such individual remains on a payroll of Embarq or another entity that, immediately prior to such acquisition, was required to be aggregated with Embarq under Section 414(b), (c), (m) or (o) of the Code (an “Embarq Entity”).  This paragraph shall not apply to individuals covered by a collective bargaining agreement that provides for participation in the Plan, and shall not apply if the Company does not complete its acquisition of Embarq.

2.           Section 2.2 of the Plan, Exclusion of Certain Employees, is amended to add the following paragraph at the end:

Notwithstanding the above provisions of Section 2.2, if an individual who was eligible to participate in the Plan as of the date of the acquisition of Embarq (as defined in Section 1.18) by the Company is transferred to an Embarq Entity (as defined in Section 1.18) after such acquisition, and if such individual remains on the payroll of an Employer, he or she shall remain eligible to participate in the Plan for as long as he or she remains an Employee on such payroll.  All Plan benefits for such an individual shall be determined based on the assumption that Compensation and service on and after the date of transfer to the Embarq Entity relate to the Employer whose payroll includes such individual.

3.           Section 13.6 of the Plan, Liabilities, is amended and restated to read in its entirety as follows, effective as of January 1, 2009:

13.6           Liabilities.   The Company shall indemnify and defend any Plan fiduciary who is an officer, director, or employee of the Company or another Employer against any claim or liability that arises from any action or inaction in connection with the Plan, subject to the following rules:

(a)	coverage shall be limited to actions taken in good faith that the fiduciary reasonably believed were not opposed to the best interest of the Plan;

(b)	negligence by the fiduciary shall be covered to the fullest extent permitted by law; and

(c)	coverage shall be reduced to the extent of any insurance coverage.

THUS DONE AND SIGNED this 30th day of June, 2009.

CENTURYTEL, INC.

BY: /s/ Stacey W. Goff
Stacey W. Goff
Senior Vice-President, General
Counsel and Secretary